Exhibit 99.1

    VALLEY NATIONAL GASES REPORTS RECORD QUARTER & FISCAL YEAR EARNINGS AND
                            ANNOUNCES AN ACQUISITION

    WASHINGTON, Pa., Aug. 16 /PRNewswire-FirstCall/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the fourth quarter and year ended June 30, 2006 were $0.27 and $1.59 per diluted share, respectively, before the cumulative effect of a change in accounting principle, compared to $0.18 and $1.28 per diluted share for the same periods last year. Sales for the fourth quarter were $49 million, a 29% increase over the same quarter last year. Sales for the year were $211 million, a 26% increase over last year.

    Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented: "Our performance continues the trend of setting consecutive quarterly earnings records, with the past quarter being our eleventh consecutive quarterly record. The $0.31 per share increase in full year earnings before the cumulative effect of change in accounting principle was partially due to positive results by our three most recent acquisitions. The sizable contribution from these acquisitions during their initial year helped offset the consequences of a warmer than average heating season, which reduced propane demand. Excellent cost management coupled with continuing demand for our industrial gases, and hard goods products throughout the year, were primarily responsible for our quarterly earnings growth. Annual same store sales were 8% higher than last year's comparable quarter, with hard goods sales up by 6% and industrial gases up by 8%."

    Mr. Indelicato further commented: "We are pleased to announce that we have signed a letter of intent to acquire Industrial Air Products, Inc., a gas and welding supply distributor with annual sales of approximately $3 million, which has operations in Naples and Fort Myers, Florida. We expect to include this acquisition in our business portfolio within the next several weeks. The skills and business experience which their associates bring will certainly complement and enhance Valley's operations and market presence in Western Florida."

    Net sales increased $11.1 million for the quarter, compared to the prior year quarter, with same store sales, including propane, contributing $1.7 million of the increase. Hard goods sales increased by $5.0 million, or 32%, and industrial gases, cylinder rent and other increased by $5.3 million, or 34%. Propane sales increased $0.8 million, or 13%, due to increased prices, while propane volume decreased by 82,000 gallons, or 2%.

    Income from operations increased $1.8 million, or 45% for the quarter and $5.5 million, or 22% for the full year as compared to the prior-year periods. Acquisitions provided approximately 40% of the quarterly increase and 38% of the year-to-date increase. Same stores provided the balance of the increases.

    Operating, distribution and administrative expenses increased $3.6 million compared to the same quarter last year. Excluding acquisitions, these expenses decreased by $0.4 million. For the full year, operating, distribution and administrative expenses increased by $12.7 million and, excluding acquisitions, increased by $2.7 million. As a percent of sales, operating, distribution and administrative expenses decreased in the quarter from 38.4% last year to 37.1% this year. For the full-year period, operating, distribution and administrative expenses decreased from 33.9% to 33.0%, reflecting both leverage on additional sales and propane price inflation.

    Depreciation and amortization expense increased by $0.1 million and $0.9 million for the quarter and fiscal year, respectively, compared to the prior-year periods principally due to recent acquisitions affecting both periods.

    Interest expense increased $0.1 million in the current quarter and was unchanged for the year, respectively, due to increased outstanding debt resulting primarily from acquisitions substantially offset by positive cash flow from operations which was utilized to pay down debt.

    The Company's effective tax rate for the current quarter and year to date was 41.8% and 39.2% compared to 37.1% and 37.6%, respectively, for the prior year-periods.

    Effective June 30, 2006, the Company adopted Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (FIN 47). The $0.3 million after-tax charge was recorded as the cumulative effect of a change in accounting principle related to asset retirement obligations. The ongoing annual expense resulting from the adoption of FIN 47 is anticipated to be immaterial.

    Valley National Gases, with headquarters in Washington, PA, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates seventy three locations in fourteen states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on August 17, 2006 at 11:00 a.m. The teleconference will be available by calling 888-793-1728. Ask to be connected to the Valley National Gases conference call. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter reservation number 21300695. The fourth quarter and fiscal year earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley's filings with the Securities and Exchange Commission, including Valley's ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; the outcome of litigation relating to product liability, employment law and other claims.

    Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.

                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                        Three Months Ended        Twelve Months Ended
                                             June 30,                  June 30,
                                      -----------------------   -----------------------
                                         2006         2005         2006         2005
                                      ----------   ----------   ----------   ----------
Net Sales                             $   48,872   $   37,807   $  210,531   $  167,699
Cost of products sold,
 excluding depreciation                   22,956       17,486      102,396       78,345
Operating, distribution
 and administrative (1)                   18,109       14,502       69,536       56,874
Depreciation                               1,954        1,754        7,879        6,711
Amortization of
 intangibles                                 173          243          823        1,108
Loss (Gain) on
 disposal of assets                          (54)        (129)        (270)          (8)
Total costs and
 expenses                                 43,138       33,856      180,364      143,030
Income from operations                     5,734        3,951       30,167       24,669
Interest expense                           1,096          953        4,335        4,306
Other income, net                            186          181          665          522
Earnings before
 minority interest                         4,824        3,179       26,497       20,885
Minority interest                            249          358        1,001        1,071
Net earnings before
 taxes                                     4,575        2,821       25,496       19,814
Provision for income
 taxes                                     1,911        1,047        9,983        7,443
Net earnings before the
 cumulative effect of
 a change in
 accounting principle                 $    2,664   $    1,774   $   15,513   $   12,371
Cumulative effect of a
 change in accounting
 principle, net of tax                      (303)          --         (303)          --
Net earnings                          $    2,361   $    1,774   $   15,210   $   12,371

NET EARNINGS PER COMMON SHARE
  Basic
    Earnings before the
     cumulative effect
     of a change in
     accounting
     principle                        $     0.28   $     0.19   $     1.61   $     1.30
    Cumulative effect
     per share of a
     change in
     accounting
     principle                             (0.03)          --        (0.03)          --
  Net earnings per
   share                              $     0.25   $     0.19   $     1.58   $     1.30
  Diluted
    Earnings before the
     cumulative effect
     of a change in
     accounting
     principle                        $     0.27   $     0.18   $     1.59   $     1.28
    Cumulative effect
     per share of a
     change in
     accounting
     principle                             (0.03)          --        (0.03)          --
  Net earnings per
   share                              $     0.24   $     0.18   $     1.56   $     1.28
  Weighted average
   shares
     Basic                                 9,656        9,574        9,616        9,525
     Diluted                               9,816        9,733        9,775        9,689

    (1) Operating, distribution and administrative expenses for the three and twelve months ended June 30, 2006 include a reduction of $0.6 million and $2.4 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.9 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

         Operating, distribution and administrative expenses for the three and twelve months ended June 30, 2005 include a reduction of $0.5 million and $2.9 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.8 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

SOURCE  Valley National Gases Incorporated
    -0-                             08/16/2006
    /CONTACT: James P. Hart of Valley National Gases, 724-228-3000, or j_hart@vngas.com/
    /Web site:  http://www.vngas.com/
    (VLG)